EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 16, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. and subsidiaries on Form-10K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Form S-8 (File No. 333-160660, File No. 333-197762,File No. 333-226491, and File No. 333-197762) and on Form S-3 (File No. 333-185654).

/s/ GRANT THORNTON LLP
Orlando, Florida
February 16, 2022